Exhibit 23.2

Tel:	514 931-0841	BDO Canada s.r.l./S.E.N.C.R.L./LLP
Fax:	514 931-9491	1000 de la Gauchetière Ouest
www.bdo.ca		Bureau 200
Montréal QC H3B 4W5 Canada

Consent of Independent Registered Public Accounting Firm

Vision Marine Technologies Inc.

Montréal, Québec

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-264089) of our report dated December 30, 2020, relating to the financial statements of Vision Marine Technologies Inc. for the year ended August 31, 2020, which appears in this Form 20-F.

BDO Canada LLP

Montréal, Québec

December 30, 2020

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.